CERTIFICATE OF FORMATION

OF

TP&A ADHESIVES LLC

                    This Certificate of Formation of TP&A Adhesives LLC (the “Company”), dated as of January 12, 2006, is being duly executed and filed by Jonathan H. Gordon, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

                    FIRST. The name of the limited liability company formed hereby is TP&A Adhesives LLC.

                    SECOND. The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19901.

                    THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19901.

                    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Jonathan H. Gordon

Jonathan H. Gordon Authorized Person